CONSENT OF GEO. S. OLIVE & CO. LLC

We consent to the incorporation by reference into this Annual Report on Form 10-K of our report dated February 24, 1995 with respect to the consolidated financial statements of Central Newspapers, Inc. for the year ended
December 25, 1994, included in the Central Newspapers, Inc. Annual Report to Shareholders and to the incorporation of such report by reference into (a) the Registration Statement on Form S-8 (File Number 33-37566) and related Prospectus pertaining to the Central Newspapers, Inc. Stock Option Plan and
(b) the Registration Statement on Form S-8 (File Number 33-33026) and related Prospectus pertaining to the Central Newspapers, Inc. Saving Plus Plan.


/s/ Geo. S. Olive & Co. LLC
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GEO. S. OLIVE & CO. LLC
Indianapolis, Indiana
March 21, 1995